Exhibit 10.14

lygos, inc.

1249 Eight St.

Berkeley, CA 94710

May 3, 2022

Eric Steen

917 Haight St.

San Francisco, CA 94117

Re:	AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Dear Eric:

This Amended and Restated Employment Agreement (the “Agreement”) between you (referred to hereinafter as the “Executive”) and Lygos, Inc., a Delaware corporation (the “Company”) sets forth the terms and conditions that shall govern the period of Executive’s continued employment with the Company (referred to hereinafter as “Employment” or the “Employment Period”).

1. Duties and Scope of Employment.

(a) At-Will Employment. Executive will continue as a full-time employee with the Company under the terms of which will be governed by this Agreement. Executive’s Employment with the Company is for no specified period and constitutes “at will” employment. As a result, Executive is free to terminate Employment at any time, with or without advance notice, and for any reason or for no reason. Similarly, the Company is free to terminate Executive’s Employment at any time, with or without advance notice, and with or without Cause (as defined below). Furthermore, although the terms and conditions of Executive’s Employment with the Company may change over time, nothing shall change the at-will nature of Executive’s Employment.

(b) Position and Responsibilities. During the Employment Period, the Company agrees to continue to employ Executive in the position of Chief Executive Officer. Executive will report to the Company’s Board of Directors (the “Board”), or to such other Person as the Company subsequently may determine (your “Supervisor”), and Executive will be working out of the Company’s office in Berkeley, CA. Executive will perform the duties and have the responsibilities and authority customarily performed and held by an employee in Executive’s position or as otherwise may be assigned or delegated to Executive by the Board.

(c) Obligations to the Company. During the Employment Period, Executive shall perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. During the Employment Period, without the prior written approval of your Supervisor, Executive shall not render services in any capacity to any other Person and shall not act as a sole proprietor or partner of any other Person or own more than five percent (5%) of the stock of any other corporation. Notwithstanding the foregoing, Executive may serve on civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments without advance written consent of your Supervisor; provided that such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement or create a potential business or fiduciary conflict. Executive shall comply with the Company’s policies and rules, as they may be in effect from time to time during Executive’s Employment.

(d) Business Opportunities. During Executive’s Employment, Executive shall promptly disclose to the Company each business opportunity of a type, which based upon its prospects and relationship to the business of the Company or its affiliates, the Company might reasonably consider pursuing. In the event that Executive’s Employment is terminated for any reason, the Company or its affiliates shall have the exclusive right to participate in or undertake any such opportunity on their own behalf without any involvement by or compensation to Executive under this Agreement.

(e) No Conflicting Obligations. Executive represents and warrants to the Company that Executive is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Executive’s obligations under this Agreement or that would otherwise prohibit Executive from performing Executive’s duties with the Company. In connection with Executive’s Employment, Executive shall not use or disclose any trade secrets or other proprietary information or intellectual property in which Executive or any other Person has any right, title or interest and Executive’s Employment will not infringe or violate the rights of any other Person. Executive represents and warrants to the Company that Executive has returned all property and confidential information belonging to any prior employer.

2. Cash and Incentive Compensation.

(a) Base Salary. The Company shall pay Executive, as compensation for Executive’s services, a base salary (with a retroactive effective date as of January 1, 2022) at a gross annual rate of $420,000, less all required tax withholdings and other applicable deductions, in accordance with the Company’s standard payroll procedures; provided, however, upon the Closing Date (as defined below), the Executive’s base salary shall be increased to a gross annual rate of $550,000. The annual compensation specified in this subsection (a), together with any permitted modifications in such compensation that the Company may make from time to time, is referred to in this Agreement as the “Base Salary.” Executive’s Base Salary will be subject to review and potential adjustments that will be made based upon the Company’s normal performance review practices. Effective as of the date of any change to Executive’s Base Salary, the Base Salary as so changed shall be considered the new Base Salary for all purposes of this Agreement.

(b) Signing Bonus. The Company will pay you a one-time signing bonus of $350,000, which will be paid to you, less applicable withholdings and required deductions, within 30 days following the date of this Agreement, subject to your continued employment through such payment date.

(c) Cash Incentive Bonus. Effective as of the Closing Date, Executive will be eligible to be considered for an annual cash incentive bonus (the “Cash Bonus”) each calendar year during the Employment Period based upon the achievement of certain objective or subjective criteria (collectively, the “Performance Goals”). In compliance with all relevant legal requirements and based on Executive’s level within the Company, the Performance Goals for Executive’s Cash Bonus for a particular year will be established by, and in the sole discretion of, the Board, any Compensation Committee of the Board (the “Committee”), or a delegate of either the Board or the Committee (the “Delegate”), as applicable. The initial target amount for any such Cash Bonus will be up to 75% of Executive’s Base Salary (the “Target Bonus Percentage”), less all required tax withholdings and other applicable deductions. The determinations of the Board, the Committee or the Delegate, as applicable, with respect to such Cash Bonus or the Target Bonus Percentage shall be final and binding. Executive’s Target Bonus Percentage for any subsequent year may be adjusted up or down, as determined in the sole discretion of the Board, the Committee or the Delegate, as applicable. Executive shall not earn a Cash Bonus unless Executive is employed by the Company on the date when such Cash Bonus is actually paid by the Company.

(d) Stock Options.

(i) First Option. Subject to the approval of the Board, the Committee or the Delegate, as applicable, the Company shall grant Executive a stock option, to purchase 1,344,000 shares of the Company’s common stock (the “First Option”). The First Option shall be granted as soon as reasonably practicable following the date of this Agreement. The exercise price per share will be equal to the fair market value per share on the date the First Option is granted, as determined by the Board in good faith. There is no guarantee that the Internal Revenue Service will agree with this value. Executive should consult with Executive’s own tax advisor concerning the tax risks associated with accepting an option to purchase a share of the Company’s common stock. The term of the First Option shall be ten (10) years, subject to earlier expiration in the event of the termination of Executive’s services to the Company. Subject to any vesting acceleration rights Executive may have, the First Option will vest on a monthly basis over a 4-year period, subject to Executive continuing to provide services to the Company through each vesting date. The First Option will be subject to the terms, definitions and provisions of the Company’s 2021 Equity Incentive Plan (the “Lygos Plan”) and the stock option agreement by and between Executive and the Company evidencing the grant of the First Option, which Executive will be required to sign, both of which documents are incorporated herein by reference.

(ii) Second Option. Following the Closing Date, and subject to the approval of the Board, the Committee or the Delegate, as applicable, the Company shall grant Executive a stock option with a grant date fair value of $4,000,000 (the “Second Option”). The Second Option shall be granted as soon as reasonably practicable after the Closing Date. The exercise price per share will be equal to the fair market value per share on the date the Second Option is granted, as determined by the Board in good faith. There is no guarantee that the Internal Revenue Service will agree with this value. Executive should consult with Executive’s own tax advisor concerning the tax risks associated with accepting an option to purchase a share of the Company’s common stock. The term of the Second Option shall be ten (10) years, subject to earlier expiration in the event of the termination of Executive’s services to the Company. Subject to any vesting acceleration rights Executive may have, the Second Option will vest on a monthly basis over a 4-year period, subject to Executive continuing to provide services to the Company through each vesting date. The Second Option will be subject to the terms, definitions and provisions of the Company’s then-current equity incentive plan (the “Equity Plan”) and the stock option agreement by and between Executive and the Company evidencing the grant of the Second Option, which Executive will be required to sign, both of which documents are incorporated herein by reference.

(iii) Third Option. Following the Closing Date, and subject to the approval of the Board, the Committee or the Delegate, as applicable, and subject to the achievement of certain Company performance milestones established by, and in the sole discretion of, the Board, the Committee or the Delegate, as applicable, Executive shall be eligible to receive a stock option grant with a grant date fair value of $3,000,000 (the “Third Option”). The exercise price per share will be equal to the fair market value per share on the date the Third Option is granted, as determined by the Board in good faith. There is no guarantee that the Internal Revenue Service will agree with this value. Executive should consult with Executive’s own tax advisor concerning the tax risks associated with accepting an option to purchase a share of the Company’s common stock. The term of the Third Option shall be ten (10) years, subject to earlier expiration in the event of the termination of Executive’s services to the Company. Subject to any vesting acceleration rights Executive may have, the Third Option will vest on a monthly basis over a 4-year period, subject to Executive continuing to provide services to the Company through each vesting date. The Third Option will be subject to the terms, definitions and provisions of the Equity Plan and the stock option agreement by and between Executive and the Company evidencing the grant of the Third Option, which Executive will be required to sign, both of which documents are incorporated herein by reference.

3. Employee Benefits. During the Employment Period, Executive shall be eligible to (a) receive paid time off (“PTO”) in accordance with the Company’s PTO policy, as it may be amended from time to time and (b) participate in the employee benefit plans maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan or policy in question and to the determinations of any Person or committee administering such employee benefit plan or policy. The Company reserves the right to cancel or change the employee benefit plans, policies and programs it offers to its employees at any time.

4. Business Expenses. The Company will reimburse Executive for necessary and reasonable business expenses incurred in connection with Executive’s duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

5. Rights Upon Termination. Except as expressly provided in Section 6, upon the termination of Executive’s Employment, Executive shall only be entitled to (i) the accrued but unpaid Base Salary compensation and PTO, (ii) other benefits earned and the reimbursements described in this Agreement or under any Company-provided plans, policies, and arrangements for the period preceding the effective date of the termination of Employment, each in accordance with the governing documents and policies of any such benefits, reimbursements, plans and arrangements, and (iii) such other compensation or benefits from the Company as may be required by law (collectively, the “Accrued Benefits”).

6. Termination Benefits.

(a) Termination without Cause or Resignation for Good Reason Other Than in Connection with a Change in Control. If, other than during the twelve (12)-month period immediately following a Change in Control, (x) the Company terminates Executive’s employment with the Company for a reason other than Cause, Executive becoming Disabled or Executive’s death, or (y) Executive resigns from such employment for Good Reason, then, subject to Section 7, Executive will receive the following severance benefits from the Company:

(i) Accrued Compensation. The Company will pay Executive all Accrued Benefits.

(ii) Severance Payment. Executive will receive continuing payments of severance pay based on the Monthly Base Salary Rate (as defined below) for a period of 12 months following Executive’s termination of employment (the “Severance Period”), less all required tax withholdings and other applicable deductions, which will be paid in accordance with the Company’s regular payroll procedures commencing on the Release Deadline (as defined in Section 7(a)); provided, that the first payment shall include any amounts that would have been paid to Executive if payment had commenced on the date of Executive’s separation from service; provided, further, that if Executive accepts new employment during the Severance Period, Executive shall notify the Company of such new employment and all severance payments shall cease as of the date Executive commences such new employment.

(iii) Continued Employee Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination or resignation) until the earlier of (A) the three (3) month period following Executive’s termination of employment, or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans. COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy and will be taxable to the extent required to avoid adverse consequences to Executive or the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010.

(b) Termination without Cause or Resignation for Good Reason in Connection with a Change in Control. If during the twelve (12)-month period immediately following a Change in Control, (x) the Company terminates Executive’s employment with the Company for a reason other than Cause, Executive becoming Disabled or Executive’s death, or (y) Executive resigns from such employment for Good Reason, then, subject to Section 7, Executive will receive the following severance benefits from the Company in lieu of the severance benefits described in Section 6(a) above:

(i) Accrued Compensation. The Company will pay Executive all Accrued Benefits.

(ii) Severance and Continued Employee Benefits. The Executive will be entitled to the benefits described in Section 6(a)(ii) and (iii) above.

(iii) Equity. All of Executive’s unvested and outstanding equity awards shall immediately vest and become exercisable as of the date of Executive’s termination.

(c) Disability; Death; Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company is terminated due to (i) Executive becoming Disabled or Executive’s death, (ii) Executive’s voluntary resignation (other than for Good Reason during the twelve (12) month period immediately following a Change of Control), or (iii) the Company’s termination of Executive’s employment with the Company for Cause, then Executive or Executive’s estate (as the case may be) will receive the Accrued Benefits, but will not be entitled to any other compensation or benefits from the Company except to the extent required by law (for example, COBRA). All Accrued Benefits shall in all cases be paid within thirty (30) days of Executive’s termination of employment (or such earlier date as required by applicable law) pursuant to this Section 6(c).

(d) Timing of Payments. Subject to any specific timing provisions in Section 6(a) or 6(b), as applicable, or the provisions of Section 7, payment of the severance and benefits hereunder shall be made or commence to be made as soon as practicable following Executive’s termination of employment.

(e) Exclusive Remedy. In the event of a termination of Executive’s employment with the Company (or any parent, subsidiary or successor of the Company), the provisions of this Section 6 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Executive will be entitled to no other severance, benefits, compensation or other payments or rights upon a termination of employment, including, without limitation, any severance payments and/or benefits provided in the Employment Agreement, other than those benefits expressly set forth in Section 6 of this Agreement or pursuant to written equity award agreements with the Company.

(f) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

7. Conditions to Receipt of Severance.

(a) Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to this Agreement is subject to Executive signing and not revoking a separation agreement and release of claims in a form acceptable to the Company (the “Release”), which must become effective no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”), and if not, Executive will forfeit any right to severance payments or benefits under this Agreement. To become effective, the Release must be executed by Executive and any revocation periods (as required by statute, regulation, or otherwise) must have expired without Executive having revoked the Release. In addition, in no event will severance payments or benefits be paid or provided until the Release actually becomes effective. If the termination of employment occurs at a time during the calendar year where the Release Deadline could occur in the calendar year following the calendar year in which Executive’s termination of employment occurs, then any severance payments or benefits under this Agreement that would be considered Deferred Payments (as defined in Section 7(d)(i)) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or such later time as required by (i) the payment schedule applicable to each payment or benefit as set forth in Section 6, (ii) the date the Release becomes effective, or (iii) Section 7(d)(ii); provided that the first payment shall include all amounts that would have been paid to Executive if payment had commenced on the date of Executive’s termination of employment.

(b) Non-Solicitation. The receipt of any termination benefits pursuant to Section 6 will be subject to Executive not violating the provisions of Section 9. In the event Executive breaches the provisions of Section 9, all continuing payments and benefits to which Executive may otherwise be entitled pursuant to Section 6 will immediately cease

(c) Confidential Information Agreement. Executive’s receipt of any payments or benefits under Section 6 will be subject to Executive continuing to comply with the terms of the Confidentiality Agreement (as defined in Section 11 below).

(d) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation not exempt under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. And for purposes of this Agreement, any reference to “termination of employment,” “termination” or any similar term shall be construed to mean a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination of employment (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii) Without limitation, any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations is not intended to constitute Deferred Payments for purposes of clause (i) above.

(iv) Without limitation, any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit is not intended to constitute Deferred Payments for purposes of clause (i) above. Any payment intended to qualify under this exemption must be made within the allowable time period specified in Section 1.409A-1(b)(9)(iii) of the Treasury Regulations.

(v) To the extent that reimbursements or in-kind benefits under this Agreement constitute non-exempt “nonqualified deferred compensation” for purposes of Section 409A, (1) all reimbursements hereunder shall be made on or prior to the last day of the calendar year following the calendar year in which the expense was incurred by Executive, (2) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (3) the amount of expenses eligible for reimbursement or in-kind benefits provided in any calendar year shall not in any way affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other calendar year.

(vi) The payments and benefits provided under Sections 6 are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

8. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Cause. “Cause” means:

(i) Executive’s gross negligence or willful misconduct in the performance of his or her duties and responsibilities to the Company or Executive’s violation of any written Company policy;

(ii) Executive’s conviction of, or pleading guilty or nolo contendre to, any felony or a lesser crime involving dishonesty or moral turpitude;

(iii) Executive’s commission of any act of fraud, theft, embezzlement, financial dishonesty or any other willful misconduct that has caused or is reasonably expected to result in injury to the Company, whether or not related to performance of employment obligations;

(iv) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any affiliate of the Company, or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company;

(v) Executive’s material breach of any obligations under any written agreement or covenant with the Company or any affiliate of the Company, and Executive’s failure to cure such breach within 30 days after receiving written notice thereof;

(vi) Executive’s alcohol abuse or other substance abuse;

(vii) Executive’s continued failure to substantially perform Executive’s employment duties and failure to cure such failure within 30 days after receipt of a written demand of performance from the Company (for clarity, it is noted that this clause (vii) refers to such matters as failure to attend work or omission of specific duties from the work performed, and not to disputes with respect to the quality of work performed in good faith).

(a) Change in Control. “Change in Control” will mean and include any of the following: (i) a merger or consolidation of the Company with or into any other corporation or other entity (A) in which the Company is not the surviving entity or (B) in which the Company is the surviving entity but in which holders of the Company’s voting securities immediately prior to such merger or consolidation will not continue to hold at least a majority of the outstanding voting securities of the Company; (ii) a sale, lease, exchange or other transfer (in one transaction or a related series of transactions, but excluding any merger or consolidation not having an effect described in (a) above) of all or substantially all of the Company’s assets; or (iii) the acquisition by any person or any group of persons, acting together in any transaction or related series of transactions, of such quantity of the Company’s voting securities as causes such person, or group of persons, to own beneficially, directly or indirectly, as of the time immediately after such transaction or series of transactions, 50% or more of the combined voting power of the voting securities of the Company other than as a result of (i) an acquisition of securities directly from the Company or (ii) an acquisition of securities by the Company which by reducing the voting securities outstanding increases the proportionate voting power represented by the voting securities owned by any such person or group of persons to 50% or more of the combined voting power of such voting securities; provided that a Change of Control will not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.

(b) Closing Date. “Closing Date” means the actual date of closing of the Merger.

(c) Code. “Code” means the Internal Revenue Code of 1986, as amended.

(d) Disability. “Disability” or “Disabled” means that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one (1) year.

(e) Good Reason. Good Reason” means Executive’s termination of employment within thirty (30) days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following, without Executive’s consent:

(i) A material reduction of Executive’s duties, authority or responsibilities, relative to Executive’s duties, authority or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in duties, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the Company remains as such following a change of control but is not made the Chief Executive Officer of the acquiring corporation) will not constitute Good Reason;

(ii) A material reduction in Executive’s Base Salary (except where there is a reduction applicable to all similarly situated executive officers generally); provided, that a reduction of less than ten percent (10%) will not be considered a material reduction in Base Salary;

(iii) A material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of less than fifty (50) miles from Executive’s then-present work location will not be considered a material change in geographic location; or

(iv) A material breach by the Company of a material provision of this Agreement.

Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason within sixty (60) days of the initial existence of the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice during which such condition must not have been cured.

(f) Governmental Authority. “Governmental Authority” means any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.

(g) Merger. “Merger” has the meaning ascribed to it in that certain Agreement and Plan of Merger and Reorganization, dated as of April 17, 2022, by and among Flexible Solutions International Inc., an Alberta, Canada corporation, the Company and those certain other parties identified therein.

(h) Person. “Person” shall be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and other entity or Governmental Authority.

(i) Section 409A. “Section 409A” means Section 409A of the Code, and the final regulations and any guidance promulgated thereunder or any state law equivalent.

(j) Section 409A Limit. “Section 409A Limit” shall mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of his or her separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s separation from service occurred.

9. Restrictive Covenants.

(a) Non-Solicitation. During the period commencing on the date of this Agreement and continuing until the first anniversary of the date when Executive’s Employment terminated for any reason, Executive shall not directly or indirectly, personally or through others, solicit, recruit or attempt to solicit or recruit (on Executive’s own behalf or on behalf of any other Person) either (i) any current employee or any consultant of the Company or any of the Company’s affiliates, (ii) any former employee or consultant of the Company or any of the Company’s affiliates who left the Company’s (or such affiliate’s) service within the six (6) months preceding the Executive’s termination date, or (iii) the business of any customer of the Company or any of the Company’s affiliates on whom Executive called or with whom Executive became acquainted during Executive’s Employment. Executive represents that Executive is (i) familiar with the foregoing covenant not to solicit, and (ii) fully aware of Executive’s obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

(b) Non-Disparagement. Executive shall not make any remarks disparaging the conduct or character of the Company, any of the Company’s affiliates, any of the Company’s or any Company affiliates’ current or former employees, officers, directors, successors or assigns.

10. Golden Parachute.

(a) Anything in this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment. Any reduction made pursuant to this Section 10(a) shall be made in accordance with the following order of priority: (i) stock options whose exercise price exceeds the fair market value of the optioned stock (“Underwater Options”) (ii) Full Credit Payments (as defined below) that are payable in cash, (iii) non-cash Full Credit Payments that are taxable, (iv) non-cash Full Credit Payments that are not taxable (v) Partial Credit Payments (as defined below) and (vi) non-cash employee welfare benefits. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or benefits are owed at the same time). “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G of the Code) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax. “Partial Credit Payment” means any payment, distribution or benefit that is not a Full Credit Payment.

(b) A nationally recognized certified public accounting firm selected by the Company (the “Accounting Firm”) shall perform the foregoing calculations related to the Excise Tax. If a reduction is required pursuant to Section 10(a), the Accounting Firm shall administer the ordering of the reduction as set forth in Section 10(a). The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(c) The Accounting Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered. Any good faith determinations of the Accounting Firm made hereunder shall be final, binding, and conclusive upon Executive and the Company.

11. Confidentiality Agreement. Executive acknowledges and agrees that at all times in the future, Executive will remain bound by the Confidential Information and Invention Assignment Agreement previously entered into by and between the Company and Executive (the “Confidentiality Agreement”), a copy of which is attached hereto as Attachment A.

12. Arbitration.

(a) Arbitration. In consideration of Executive’s Employment with the Company, its promise to arbitrate all employment-related disputes, and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s Employment with the Company or termination thereof, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1281.8 (the “Act”), and pursuant to California law. The Federal Arbitration Act shall also apply with full force and effect, notwithstanding the application of procedural rules set forth under the Act.

(b) Dispute Resolution. Disputes that Executive agrees to arbitrate, and thereby agrees to waive any right to a jury trial, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. Executive further understands that this agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(c) Procedure. Executive agrees that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”). The arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. The arbitrator shall have the power to award any remedies available under applicable law, and the arbitrator shall award attorneys’ fees and costs to the prevailing party, except as prohibited by law. The Company will pay for any administrative or hearing fees charged by the administrator or JAMS, and all arbitrator’s fees, except that Executive shall pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fee as Executive would have instead paid had Executive filed a complaint in a court of law. Executive agrees that the arbitrator shall administer and conduct any arbitration in accordance with California law, and that the arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to the rules of conflict of law. To the extent that the JAMS Rules conflict with California law, California law shall take precedence. The decision of the arbitrator shall be in writing. Any arbitration under this Agreement shall be conducted in San Francisco County, California.

(d) Remedy. Except as provided by the Act, arbitration shall be the sole, exclusive, and final remedy for any dispute between Executive and the Company. Accordingly, except as provided by the Act and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law that the Company has not adopted.

(e) Administrative Relief. Executive is not prohibited from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. However, Executive may not pursue court action regarding any such claim, except as permitted by law.

(f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that EXECUTIVE IS WAIVING EXECUTIVE’S RIGHT TO A JURY TRIAL.

(g) Independent Advice. Executive acknowledges that Executive has been advised to obtain independent advice and legal counsel to advise Executive concerning this Agreement, and that Executive has either done so or has knowingly waived that opportunity of Executive’s own free choice. Neither the Company nor any attorneys for the Company have advised Executive concerning this Agreement, and Executive is relying solely upon the advice of Executive’s own independent counsel (if any); nor has the Company or any attorneys for the Company coerced, used undue influence, or otherwise induced Executive to enter into this Agreement.

13. Successors.

(a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that become bound by this Agreement or any affiliate of any such successor that employs Executive.

(b) Executive’s Successors. This Agreement and all of Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14. Miscellaneous Provisions.

(a) Indemnification. In addition to any individual indemnification agreement entered into between the Company and the Executive, which shall control, the Company shall indemnify Executive to the maximum extent permitted by applicable law and the Company’s Bylaws with respect to Executive’s service and Executive shall also be covered under a directors and officers liability insurance policy paid for by the Company to the extent that the Company maintains such a liability insurance policy now or in the future. Executive agrees to indemnify and save Company and its affiliates harmless from any damages, which Company may sustain in any manner primarily through Executive’s willful misconduct or gross negligence or a material breach of the provisions of this Agreement.

(b) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(c) Notice.

(i) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In Executive’s case, mailed notices shall be addressed to Executive at the home address that Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(ii) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 14(c)(i) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice), subject to any applicable cure period. The failure by Executive or the Company to include in the notice any fact or circumstance which contributes to a showing of Good Reason or Cause, as applicable, will not waive any right of Executive or the Company, as applicable, hereunder or preclude Executive or the Company, as applicable, from asserting such fact or circumstance in enforcing his or her or its rights hereunder, as applicable.

(d) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(e) Whole Agreement. This Agreement supersedes that certain employment agreement entered into by and between the Company and Executive, dated as of December 10, 2019. No other agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

(f) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other deductions required to be withheld by law.

(g) Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of California without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(h) No Assignment. This Agreement and all of Executive’s rights and obligations hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer to such entity of all or a substantial portion of the Company’s assets.

(i) Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s personal attorney, has had sufficient time to, and has carefully read and fully understood all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

(j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

(k) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this Agreement by electronic means. Executive hereby consents to receive such documents by electronic delivery.

[Signature Page Follows]

After you have had an opportunity to review this Agreement, please feel free to contact me if you have any questions or comments. To indicate your acceptance of this Agreement, please sign and date this letter in the space provided below and return it to the Company.

Very truly yours,

lygos, inc.

By:	/s/ Bryce Dille
(Signature)
Name:	Bryce Dille
Title:	Chief Financial Officer

ACCEPTED AND AGREED:

ERIC STEEN

/s/ Eric Steen
(Signature)

5/3/2022
Date

Attachment A: Confidential Information and Invention Assignment Agreement

ATTACHMENT A

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

(See Attached)

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